Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-278400

PROSPECTUS Supplement No. 3

(to the prospectus dated February 26, 2025)

CRITICAL METALS CORP.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

This prospectus supplement No. 3 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated February 26, 2025 (the “Prospectus”) relating to the issuance of ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Critical Metals Corp. (the “Company”) upon the exercise of the public warrants of the Company (the “Public Warrants”) and the resale from time to time of Ordinary Shares by the selling securityholders (including their donees, pledgees, transferees or other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Report of Foreign Private Issuer filed with the Securities and Exchange Commission on March 17, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On March 17, 2025, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $1.84 per share and $0.25 per warrant, respectively.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 25 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-41973

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

On March 17, 2025, Critical Metals Corp. (the “Company”) released historical drill hole data and assay results related to the Tanbreez Rare Earth Project in Greenland (the “Tanbreez Project”).

Highlights - Diamond Drill Hole Historical Results

Drill hole DX-01 was successfully drilled vertically to 338m from surface and intersected high - grade rare earths and oxides averaging:

●	4209.22ppm (0.42% TREO) (“including averaged heavy rare HREO of 24.45%”),

●	2.45% ZrO2 “zircon oxide” cut off at 0.5%,

●	73ppm Ta2O5 “tantalum pentoxide”,

●	1174.06ppm Nb2O5 “niobium pentoxide”,

●	266.45ppm HfO2 “hafnium oxide”,

●	102ppm Ga2O3 “gallium oxide”,

●	Mineralisation average from surface to 338m downhole.

Diamond Drill hole Drilled DX-01 was drilled to 338m depth within the Hill Zone 22MT @ 0.38% REE Maiden Mineral Resource.

Drill hole D7-14 was successfully angle drilled at 15⁰ east to 243m from surface and intersected high-grade rare earths mineralization averaging:

●	4437.54ppm (0.44% TREO) (“including averaged heavy rare HREO of 28%”),

●	1.78% ZrO2 “zircon oxide” cut off at 0.5%,

●	83ppm Ta2O5 “tantalum pentoxide”,

●	1496ppm Nb2O5 “niobium pentoxide”,

●	351ppm HfO2 “hafnium oxide”,

●	Ga2O3 “gallium oxide” was not assayed,

●	Mineralisation average from surface to 243m downhole.

The announcement results for historical deep diamond drill holes DDH 7-14 drilled in 2007, and DX-01 drilled in 2010 were drilled by Rimbal P/L, which was the sole owner of the Tanbreez Project at that time.

The Company is still awaiting assay results from the September-November 2024 confirmation drilling program comprised of sixteen holes, with the first hole A1-24 reported January 2025, and expects to publish the remaining 15 diamond drill hole assay results when they become available.

The drilling results from A1-24 drilled 2024 confirmed a significant 40m deep intersection from outcropping surface mineralization of high-grade rare-earth oxide averaging:

●	4,722.51ppm (0.47%TREO) (including 26.96% averaged heavy rare earth (”HREO”),

●	1.82% ZrO2 “zircon oxide”,

●	130.92ppm Ta2O “tantalum pentoxide”,

●	1852.22ppm Nb2O5 “niobium pentoxide”,

●	393.68ppm HfO2 “hafnium oxide”,

●	101.67ppm Ga2O3 “gallium oxide”.

The assay results from historical deep diamond drill holes DX-01 and D07-14 (that were drilled by Rimbal P/L in May 2007 and 2010) confirm similar average grades to drill hole A1-24.

Historical Deep Hole Summary

The Company believes that the deep hole results present a compelling opportunity to extend mineralization with further deep infill drilling between both historical diamond holes and below into the existing Tanbreez Hill Zone Deposit of 22.31MT reported on 13 March 2025.

Diamond drill holes DX-01 and D7-014 were drilled for stratigraphic and mineralogical study, with assays confirming deep highly mineralized TREO averaging 0.42% with 24.5% HREE and 0.43% with 28% HREE to depths of 338m and 243m respectively contained within the Kakortokite host rock.

Both drill holes assayed similar results for the metal oxides including tantalum, niobium, zirconium, hafnium and gallium and correlate directly to the results for A1-24 of TREO 0.43% with 26.9% HREE.

Both drill holes A1-24 and DX-01 were terminated into the basal rock unit in a Tephri -Phonolite named Black Madona that contained only background mineralization.

Drillhole D7-14 was terminated in mineralization and further drilling will be required to confirm the true thickness beyond the 243m at the bottom of the drillhole D7-14.

Drill hole DX-01 was collared at surface and drilled to 338m within the Tanbreez Hill Zone Deposit containing 22.31 MT @ 0.33% TREO with 27% HREE and within a gridded area containing 49 RC holes and 46 diamond drill holes that were drilled to an average depth of 35m and used by Maynard and Associates in 2016 in reporting the MRE.

The drill results have a consistent average grade of mineralization for TREO and metal oxides of 0.43% between the three drillhole collars that span approximately 1549m length and 372m width with a higher priority placed over the area between DX-01 and D7-14 with a 1037m length and 372m width. The distance was measured from GPS coordinates between DX-01 to A1-24 m and is 1549m on a similar Northing with a width difference of 6m from the Easting.

The distance from GPS coordinates between drill holes DX-01 and D7-014 is 1037m and width of approximately 372m.

The distance from GPS coordinates between A1-24 and D7-014 is 512m and an approximate width of 372m.

The Ga203, gallium oxide for both diamond holes assayed A1-24 and DX-01, were 101.7ppm and 102.2ppm respectively and add a vital oxide credit to the TREO mixed concentrate adding to the project’s economic status. D7-014 was not assayed for gallium in 2007. The Company will submit sample pulp for assay in the coming months.

Next Steps

The Company is currently re-assaying historical pulps stored in Perth and Greenland from some of the existing 2007, 2010 and 2013 drill, rock chip and bulk sampling for confirmation and check assay reconciliation. The pulp will be analyzed by ALS Metallurgical Laboratory in Perth Western Australia and the results will be published when they become available.

The Company is currently reviewing all available data from the previous owner’s data base and will publish results upon third party and in house consultation.

On March 17, 2025, the Company issued a press release announcing the historical drill results related to the Tanbreez Project. A copy of this press release is furnished as Exhibit 99.1 herewith.

The information contained in this Report on Form 6-K (the “Form 6-K”), except for Exhibit 99.1, is hereby incorporated by reference into the Company’s registration statements on  Form S-8 (File No. 333-280017) (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this Form 6-K is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

Cautionary Note Regarding Forward Looking Statements

This Form 6-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, statements regarding the expected rare earth metal supply located in the Tanbreez Project, the timing and completion of additional studies related to the Tanbreez project, the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and do not guarantee performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this news release, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors discussed under the “Risk Factors” section in the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission. These forward-looking statements are based on information available as of the date of this news release, and expectations, forecasts and assumptions as of that date involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Critical Metals Corp., dated March 17, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Critical Metals Corp.

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Chief Executive Officer and Executive Chairman

Date: March 17, 2025